AGREEMENT TO ISSUE SHARES

THIS Agreement is entered into on 8 July 2011

Among

Haijuan Xu, whose address is Room 802, Block D, Hairun International Apartments, Jiangtai Road, Chaoyang District, Beijing ("Ms. Xu");

And

Le Wang Limited (“Le Wang”), a company incorporated in the BVI and majority controlled by Ms. Xu, and having its principal office at Unit 202, 2/F, Malaysia Building, 50 Gloucester Road, Wanchai, Hong Kong;

And

Beijing Lianhe Chuangxiang Advertising Co., Ltd. (北京联合创想广告有限公司) (the "Company"), a limited liability company incorporated under the laws of the PRC and having its registered office at Unit 1211-2, Great Wall Building, 22 Shijingshan Road, Shijingshan District, Beijing, and beneficially controlled by Ms. Haijuan Xu;

And

Galaxy Strategy & Communications (Beijing) Management Co., Ltd. (北京银河星系管理咨询有限公司), a wholly-foreign owned company incorporated under the laws of the PRC, and is 100% owned, indirectly, by Galaxy Strategy & Communications Inc. through its Hong Kong subsidiary, Strategy & Communications (Hong Kong) Group Limited;

And

Galaxy Strategy & Communications Inc., a company incorporated in the BVI and having its principal office at Unit 202, 2/F, Malaysia Building, 50 Gloucester Road, Wanchai, Hong Kong ("GSC").

WHEREAS:

A.           The Company has signed a set of agreements including Exclusive Consulting Services Agreement, Equity Pledge Agreement, Letter of Authorisation, and Agreement for Exclusive Purchase Right, all being entered into on 8 July 2011 between and among the Company, Ms. Xu and 北京银河星系管理咨询有限公司, (the "VIE Agreements"), pursuant to which Ms. Xu effectively transfers both the control and economic interests in the Company to GSC and its controlled affiliates. In addition, Ms. Xu also entered into a Deed for Non-competition Undertaking in favour of the Company and GSC and its controlled affiliates

B.          It is a condition of the closing of the transactions contemplated by the VIE Agreements that this Agreement be executed.

C.           GSC is quoted on the OTC BB market and its designated price is US$2.5 per share.

D.           The Company has projected net income after tax of RMB$1.03 million (equivalent of approximately US$159,500) for the year of 2011.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.	New shares to issue. GSC will issue to Le Wang 230,400 shares upon signing of this Agreement and completion of certain due diligence of the Company, to be conducted by北京银河星系管理咨询有限公司. Upon issuance 115,200 shares will be released immediately to Le Wang, whilst the remaining 115,200 shares shall remain in an escrow account designated by GSC, until released to Le Wang as approved by GSC upon the Company achieving certain earnings targets as provided in clause 3 below.

2.	Lock-up. Ms. Xu and Le Wang agree that they will not sell, transfer, dispose of or create an encumbrance (including any option, right to acquire, right of pre-emption, mortgage, charge, pledge, lien, or any other security or any equity or restriction) on any of their shares of GSC without the prior written consent of GSC, until after thirty-six (36) months after the issuance of such shares.

3.	Claw-back. If the Company fails to achieve net income of RMB1.03 million, RMB1.03 million and RMB1.04 million, respectively, under IFRS as audited by an accounting firm approved by GSC for each of fiscal years 2011, 2012 and 2013, Le Wang shall immediately return 38,000, 38,000 and 39,200 shares to GSC for cancellation for each of 2011, 2012 and 2013, respectively.

4.	Certain conditions. The above new shares to be issued under clause 1, 2, and 3 are subject to certain conditions and good standing terms as the follows:

(a)	the Company’s business should be in good standing with all applicable legal and regulatory terms, and the Company shall maintain its business licenses and permits, and its ability to conduct advertising services should not be materially adversely affected during the said period;

(b)	the Company should retain its key clients and customers, and shall not encounter serious loss of clients;

(c)	the Company should retain its key employee teams and related capabilities, and shall not encounter serious loss of service capabilities and key employees unless such loss is replaced with equal quality within short period.

5.	Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of Hong Kong and the parties hereby irrevocably submit to the non-exclusive jurisdiction of the Hong Kong courts.

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IN WITNESS WHEREOF this Agreement has been executed in five (5) copies by or on behalf of the parties hereto on day and year first above written.

SIGNED
By Haijuan Xu

/s/ Haijuan Xu
Signature

Le Wang Limited

By:	/s/ Haijuan Xu
Authorised Signature
Name: Haijuan Xu
Title:

Beijing Lianhe Chuangxiang Advertising Co., Ltd.

By:	/s/ Haijuan Xu
Authorised Signature
Name: Haijuan Xu
Title:

Galaxy Strategy & Communications (Beijing) Management Co., Ltd.

By:	/s/ Qiang Wu
Authorised Signature
Name: Qiang Wu
Title:

Galaxy Strategy & Communications Inc.

By:	/s/ Qiang Wu
Authorised Signature
Name: Qiang Wu
Title:

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